Exhibit 4.2

                         SUBSEQUENT TRANSFER INSTRUMENT

      Pursuant to this Subsequent Transfer Instrument, dated June 25, 2004 (the "Instrument"), between IMH Assets Corp. as seller (the "Company"), and Deutsche Bank National Trust Company as indenture trustee of the IMH Assets Corp., Collateralized Asset-Backed Bonds, Series 2004-5, (the "Indenture Trustee"), on behalf of Impac CMB Trust Series 2004-5 (the "Issuer"), as purchaser, and pursuant to the Indenture, dated as of May 28, 2004 (the "Indenture"), between the Issuer and the Indenture Trustee, as indenture trustee, the Company and the Indenture Trustee agree to the sale by the Company and the purchase by the Indenture Trustee in trust, on behalf of the Trust, of the Group 1 Subsequent Mortgage Loans on the attached Schedule 1 of Mortgage Loans (the "Group 1 Subsequent Mortgage Loans").

      Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

      Section 1. Conveyance of Group 1 Subsequent Mortgage Loans; Acceptance of Group I Subsequent Mortgage Loans by the Indenture Trustee.

      (a) The Company does hereby sell, transfer, assign, set over and convey to the Indenture Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Group 1 Subsequent Mortgage Loans, including all amounts due on the Group 1 Subsequent Mortgage Loans after the related Subsequent Cut-off Date, and all items with respect to the Group 1 Subsequent Mortgage Loans to be delivered pursuant to Section 2.05 of the Indenture; provided, however that the Company reserves and retains all right, title and interest in and to amounts due on the Group 1 Subsequent Mortgage Loans on or prior to the related Subsequent Cut-off Date. The Company, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Indenture Trustee each item set forth in Section 2.05 of the Indenture. The transfer to the Indenture Trustee by the Company of the Group 1 Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Company, the Master Servicer, the Indenture Trustee, the Bondholders and the Bond Insurer to constitute and to be treated as a sale by the Company to the Trust Fund.

      (b) The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Indenture Trustee without recourse for the benefit of the Bondholders and the Bond Insurer all the right, title and interest of the Company, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated June 25, 2004, between the Company, as purchaser, and Impac Mortgage Holdings, Inc., as seller (the "Purchase Agreement").

      (c) The Indenture Trustee acknowledges receipt of, subject to the exceptions it notes pursuant to the procedures described in Section 2.03 of the Indenture, the documents (or certified copies thereof) referred to in Section 2.1(b) of the Subsequent Mortgage Loan Purchase Agreement, and declares that it holds and will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Estate as Indenture Trustee in trust for the use and benefit of all present and future Holders of the Bonds.

      (d) Additional terms of the sale are set forth on Attachment A hereto.

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      Section 2. Representations and Warranties; Conditions Precedent.

      (a) The Company hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 2.05 of the Indenture are satisfied as of the date hereof.

      (b) All terms and conditions of the Indenture are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Indenture.

      Section 3. Recordation of Instrument.

      To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the Bondholders' expense on direction of the related Bondholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Bondholders or is necessary for the administration or servicing of the Group 1 Subsequent Mortgage Loans.

      Section 4. Governing Law.

      This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

      Section 5. Counterparts.

      This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

      Section 6. Successors and Assigns.

      This Instrument shall inure to the benefit of and be binding upon the Company and the Indenture Trustee and their respective successors and assigns.

IMH ASSETS CORP.,
  as Seller

By:    /s/ Richard J. Johnson
       ----------------------
Name:  Richard J. Johnson
Title: Chief Financial Officer


DEUTSCHE BANK NATIONAL TRUST COMPANY,
  not in its individual capacity
  but solely as Indenture Trustee for the Trust.

By:    /s/ Alan Sueda
       --------------
Name:  Alan Sueda
Title: Associate

By:    /s/ Ronaldo Reyes
       ------------------
Name:  Ronaldo Reyes
Title: Assistant Vice President